Exhibit 99.1

August 14, 2023

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED ANNOUNCES FIRST QUARTER RESULTS AND PROVIDES NEAR-TERM OUTLOOK

Friedman Industries, Incorporated (NYSE American: FRD) announced today its results of operations for the quarter ended June 30, 2023.

June 30, 2023 Quarter Highlights:

●	Net earnings of approximately $7.7 million
●	Sales of approximately $137.3 million
●	23% increase in sales volume over prior year quarter volume
●	Working capital balance at quarter-end of approximately $113.1 million

“Our first quarter results are a great start to fiscal year 2024 as we strive to deliver record earnings for a third year in a row,” said Michael J. Taylor, President and Chief Executive Officer. “Our team did a good job of evaluating and responding to market conditions during the first quarter. As fiscal 2024 continues, we are focused on maximizing sales volume on our existing assets while also evaluating additional growth opportunities for the Company,” Taylor concluded.

For the quarter ended June 30, 2023 (the “2023 quarter”), the Company recorded net earnings of approximately $7.7 million ($1.04 diluted earnings per share) on net sales of approximately $137.3 million compared to net earnings of approximately $11.2 million ($1.55 diluted earnings per share) on net sales of approximately $161.8 million for the quarter ended June 30, 2022 (the “2022 quarter”). Sales volume increased from approximately 105,000 tons in the 2022 quarter to approximately 129,000 tons in the 2023 quarter. The growth in sales volume was primarily related to the Company’s Sinton, Texas facility which commenced operations in October 2022 and the 2022 quarter containing only two months of sales activity following the April 30, 2022 acquisition of facilities and inventory from Plateplus, Inc.

The lower revenue for the 2023 quarter was primarily the result of pricing dynamics of hot-rolled steel coil (“HRC”) entering and during the 2023 and 2022 quarters. Our operating results are significantly impacted by the market price of HRC and the Company experienced volatility in this price during both the 2023 quarter and the 2022 quarter. Entering the 2022 quarter, HRC prices experienced a sharp and abrupt increase in reaction to the Russian invasion of Ukraine, increasing approximately 60% from March 2022 to April 2022. HRC prices then declined approximately 60% until the middle of December 2022. From late November 2022 until April 2023, domestic steel producers announced several rounds of price increases with HRC prices increasing approximately 95% during this time. From the middle of April 2023 and until the end of the 2023 quarter, HRC prices declined approximately 27%. For both the 2023 and 2022 quarters, the Company experienced significant increases in steel prices entering the quarters with an inflection point in steel price occurring during each quarter. As a result, both quarters experienced stronger margins in the first half followed by margin compression in the second half. Overall, both quarters are characterized as periods of relatively strong margins.

The table below provides our unaudited statements of operations for the quarters ended June 30, 2023 and 2022:

SUMMARY OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	Three Months Ended June 30,
	2023	2022

Net Sales	$137,298	$161,803

Cost of products sold	120,969	143,131
Selling, general and administrative expenses	5,972	6,353

Earnings from operations	10,357	12,319

Gain on economic hedges of risk	430	2,754
Interest expense	(540)	(429)
Other income	6	13

Earnings before income taxes	10,253	14,657

Income tax expense	2,563	3,473

Net earnings	$7,690	$11,184

Net earnings per share:
Basic	$1.04	$1.55
Diluted	$1.04	$1.55

The table below provides summarized unaudited balance sheets as of June 30, 2023 and March 31, 2023:

SUMMARIZED BALANCE SHEETS (unaudited)
(In thousands)

	June 30, 2023	March 31, 2023
ASSETS:
Current Assets	156,091	143,656
Noncurrent Assets	55,311	55,656
Total Assets	211,402	199,312

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	43,017	45,088
Noncurrent Liabilities	45,016	38,792
Total Liabilities	88,033	83,880

Total Stockholders' Equity	123,369	115,432

Total Liabilities and Stockholders' Equity	211,402	199,312

FLAT-ROLL SEGMENT OPERATIONS (previously referred to as the “coil segment”)

Flat-roll product segment sales for the 2023 quarter totaled approximately $125.2 million compared to approximately $142.9 million for the 2022 quarter. The decrease in sales was driven primarily by a decline in the average selling price of inventory, although this was partially offset by an increase in sales volume. The average per ton selling price of flat-roll segment inventory decreased from approximately $1,525 per ton in the 2022 quarter to approximately $1,038 per ton in the 2023 quarter. Inventory tons sold increased from approximately 94,000 tons in the 2022 quarter to approximately 120,000 tons in the 2023 quarter. The significant increase in sales volume was primarily attributable to the additional facilities acquired from Plateplus, Inc. on April 30, 2022 and the new Sinton, Texas facility becoming operational in October 2022. Flat-roll segment operations recorded operating profits of approximately $11.8 million and $13.5 million for the 2023 and 2022 quarters, respectively.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for the 2023 quarter totaled approximately $12.1 million compared to approximately $18.9 million for the 2022 quarter. Sales decreased due to a decline in the average selling price per ton and a decrease in tons sold. The average per ton selling price of tubular segment inventory decreased from approximately $1,779 per ton in the 2022 quarter to approximately $1,358 per ton in the 2023 quarter. Tons sold decreased from approximately 10,500 tons in the 2022 quarter to approximately 9,000 tons in the 2023 quarter. The tubular segment recorded operating profits of approximately $2.3 million and $2.1 million for the 2023 and 2022 quarters, respectively.

OUTLOOK

The Company expects steady demand for its second quarter of fiscal 2024 with sales volume expected to be approximately the same as the first quarter. HRC price has continued to see downward pressure during the second quarter. The Company expects lower physical margins for the second quarter compared to the first quarter due to the HRC price trend with hedging related gains partially offsetting the impact of lower margins.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat-roll products and tubular products. The flat-roll product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with operations commencing in October 2022. The East Chicago and Granite City facilities were acquired from Plateplus, Inc. on April 30, 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, expected financial results for the quarter ended September 30, 2023, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on August 14, 2023 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.